Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the inclusion of our report dated March 29, 2006 on the financial statements of NEK-SEN Energy, LLC as of September 30, 2005, and the related statements of operations, changes in members’ equity, and cash flows for the period from inception (April 19, 2005) to September 30, 2005 in Pre-Effective Amendment No. 1 to Form SB-2 Registration Statement of NEK-SEN Energy, LLC dated on or about May 24, 2006 and to the reference to our Firm under the caption “Experts” in the Prospectus included therein.

/s/ Boulay, Heutmaker, Zibell & Co. P.L.L.P.
Certified Public Accountants

Minneapolis, Minnesota
May 24, 2006